Exhibit 21.1
Significant Subsidiaries of WESCO International, Inc.
WDC Holding, Inc.
WESCO International, Inc.
WESCO Distribution, Inc.
WESCO Distribution Canada Co.
WESCO Distribution Canada LP
WESCO Equity Corporation
WESCO Finance Corporation
WESCO Receivables Corporation
WESCO Nevada, Ltd.
Communications Supply Corporation
Bruckner Supply Company, Inc.
WDCH, LP
WDINESCO II BV